Exhibit 99.11

ISSN 1718-8369

Volume 6, number 6	January 27, 2012
AS AT OCTOBER 31, 2011

Highlights for October 2011

❑	Budgetary revenue in October amounts to $4.9 billion, up $501 million compared to last year. Own-source revenue amounts to $3.7 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $5.3 billion, up $315 million compared to last year.

❑	Debt service stands at $616 million, up $10 million compared to October 2010.

❑	A deficit of $827 million was posted in October 2011, compared with $1.2 billion in October of last year.

❑	Taking the $62 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $889 million.

On the basis of the cumulative results as at October 31, 2011, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.4 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last October 25, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and Financial Situation
	October		April to October		Autumn 2011
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	3 136	3 687	25 843	28 333	50 257	6.4
Federal transfers	1 292	1 242	8 893	8 760	15 147	- 1.8
Total	4 428	4 929	34 736	37 093	65 404	4.4
BUDGETARY EXPENDITURE
Program spending	- 5 024	- 5 339	- 33 684	- 34 753	- 61 284	1.9
Debt service	- 606	- 616	- 4 021	- 4 301	- 7 723	10.6
Total	- 5 630	- 5 955	- 37 705	- 39 054	- 69 007	2.8
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 20	136	810	601	150	—
Health and social services and education networks	—	1	- 100	- 35	53	—
Generations Fund	48	62	355	416	929	—
Total	28	199	1 065	982	1 132	—
Contingency reserve	—	—	—	—	- 400	—
DEFICIT	- 1 174	- 827	- 1 904	- 979	- 2 871	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 48	- 62	- 355	- 416	- 929	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 1 222	- 889	- 2 259	- 1 395	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at October 31, 2011

Budgetary balance

❑	For the period from April to October 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.4 billion.

Budgetary revenue

❑	As at October 31, 2011, budgetary revenue amounts to $37.1 billion, $2.4 billion more than as at October 31, 2010.

	—	Own-source revenue stands at $28.3 billion, $2.5 billion more than last year.

	—	Federal transfers amount to $8.8 billion, $133 million less than as at October 31, 2010.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $39.1 billion, an increase of $1.3 billion, or 3.6%, compared to last year.

—

For the first seven months of the fiscal year, program spending rose by $1.1 billion, or 3.2%, and stands at $34.8 billion. The increase forecast for 2011-2012 in the Update on Québec’s Economic and Financial Situation of last October 25 is 1.9%.

		–	The most significant changes are in the Education and Culture ($435 million), Health and Social Services ($412 million) and Support for Individuals and Families ($182 million) missions.

–

The pace of program spending is faster in 2011-2012 because of the allocation details of certain grants, including those relating to the health and social services and the education networks. Moreover, measures are being taken to comply with the spending growth objective.

	—	Debt service stands at $4.3 billion, an increase of $280 million or 7.0% compared to last year.

Consolidated entities

❑	As at October 31, 2011, the net results of consolidated entities show a surplus of $982 million. These results include:

	—	a surplus of $601 million for non-budget-funded bodies and special funds;

	—	a $35-million deficit for the health and social services and the education networks;

	—	revenue dedicated to the Generations Fund of $416 million.

Net financial requirements

❑

As at October 31, 2011, consolidated net financial requirements stand at $4.7 billion, a decrease of $1.2 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October			April to October
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	3 136	3 687	551	25 843	28 333	2 490
Federal transfers	1 292	1 242	- 50	8 893	8 760	- 133
Total	4 428	4 929	501	34 736	37 093	2 357
BUDGETARY EXPENDITURE
Program spending	- 5 024	- 5 339	- 315	- 33 684	- 34 753	- 1 069
Debt service	- 606	- 616	- 10	- 4 021	- 4 301	- 280
Total	- 5 630	- 5 955	- 325	- 37 705	- 39 054	- 1 349
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 20	136	156	810	601	- 209
Health and social services and education networks	—	1	1	- 100	- 35	65
Generations Fund	48	62	14	355	416	61
Total	28	199	171	1 065	982	- 83
DEFICIT	- 1 174	- 827	347	- 1 904	- 979	925
Consolidated non-budgetary requirements	- 89	935	1 024	- 3 927	- 3 702	225
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 1 263	108	1 371	- 5 831	- 4 681	1 150

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 075	1 183	10.0	10 222	10 680	4.5
Contributions to Health Services Fund	517	540	4.4	3 386	3 529	4.2
Corporate taxes	182	224	23.1	1 694	1 979	16.8
Consumption taxes	1 031	1 295	25.6	7 509	8 628	14.9
Others sources	129	144	11.6	1 016	1 155	13.7
Total own-source revenue excluding government enterprises	2 934	3 386	15.4	23 827	25 971	9.0
Revenue from government enterprises	202	301	49.0	2 016	2 362	17.2
Total own-source revenue	3 136	3 687	17.6	25 843	28 333	9.6
Federal transfers
Equalization	713	651	- 8.7	4 989	4 558	- 8.6
Protection payment	—	31	—	—	215	—
Health transfers	362	379	4.7	2 494	2 644	6.0
Transfers for post-secondary education and other social programs	123	123	—	839	860	2.5
Other programs	94	58	- 38.3	571	483	- 15.4
Total federal transfers	1 292	1 242	- 3.9	8 893	8 760	- 1.5
BUDGETARY REVENUE	4 428	4 929	11.3	34 736	37 093	6.8

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	October			April to October
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 521	2 615	3.7	16 383	16 795	2.5
Education and Culture	1 437	1 484	3.3	8 593	9 028	5.1
Economy and Environment	327	526	60.9	3 303	3 245	- 1.8
Support for Individuals and Families	466	504	8.2	3 360	3 542	5.4
Administration and Justice	273	210	- 23.1	2 045	2 143	4.8
Total program spending	5 024	5 339	6.3	33 684	34 753	3.2
Debt service	606	616	1.7	4 021	4 301	7.0
BUDGETARY EXPENDITURE	5 630	5 955	5.8	37 705	39 054	3.6

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	October
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	961	1 617	—		62	71	2 711	- 1 825		886
EXPENDITURE
Expenditure	- 840	- 1 336	1	[1]	—	- 71	- 2 246	1 748	[2]	- 498
Debt service	- 152	- 114	—		—	—	- 266	77		- 189
TOTAL	- 992	- 1 450	1		—	- 71	- 2 512	1 825		- 687
RESULTS	- 31	167	1		62	—	199	—		199

	April to October
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	6 940	10 663	—		416	664	18 683	- 12 363		6 320
EXPENDITURE
Expenditure	- 5 616	- 9 642	- 35	[1]	—	- 664	- 15 957	11 834	[2]	- 4 123
Debt service	- 990	- 754	—		—	—	- 1 744	529		- 1 215
TOTAL	- 6 606	- 10 396	- 35		—	- 664	- 17 701	12 363		- 5 338
RESULTS	334	267	- 35		416	—	982	—		982

1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.